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                              Carver Bancorp, Inc.
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                            Boston Bank of Commerce
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

FOR IMMEDIATE RELEASE                          CONTACTS:  ROBERT PATRICK COOPER
                                                               BCooper@BBOC.com
                                                                   617-457-4415


           BOSTON BANK OF COMMERCE SENDS LETTER TO CARVER SHAREHOLDERS
                       DETAILING CARVER'S POOR PERFORMANCE
                         AND LACK OF BANKING EXPERIENCE

      BBOC ASKS WHAT IS THE CARVER BOARD HIDING FROM SHAREHOLDERS

February 11 2000 - Boston Bank of Commerce, the parent company of BBC Capital Market, Inc., which owns 7.3% of Carver's outstanding common stock, announced that it sent the following letter to Carver's shareholders in support of its efforts to elect Kevin Cohee and Teri Williams to Carver's Board.

                           The Boston Bank of Commerce
                            BBC Capital Market, Inc.
                               133 Federal Street
                                Boston, MA 02110
                                 (617) 457-4400


                                                               February 10, 2000

Dear Fellow Carver Shareholders:

         We continue to seek your votes and support in the upcoming election for two of Carver's eight Board of Director seats. Boston Bank of Commerce ("BBoC"), the owner of 170,700 shares of Carver stock, is strongly committed to setting the record straight and not allowing Carver's shareholders or the New York community to be hoodwinked by Carver's public relations blitzkrieg. Don't be fooled -- it's the same old Carver board stumbling around. Vote for Kevin Cohee and Teri Williams by completing the Blue proxy card -and vote for a positive change at Carver.

New York Can't Afford to Lose Another Black Bank

         Carver's latest quarterly financial results, like so many others in its past, are dismal. In its most recent quarter - which is the responsibility of Carver's highly touted new management team - Carver reported net income of $549,000, a decrease of 18.5% from the previous quarter. Debbie Wright, Carver's CEO, says this is another step toward the goal of improving Carver's financial performance. A look at Carver's numbers, however, makes one wonder what improvement, if any, has occurred. Carver's recently reported net income represents an annualized return on assets of 0.53%, which places Carver in the bottom half of its peer group. This is particularly disturbing given that almost half of the reported net income was attributable to tax loss carry forwards resulting from prior losses. Adjusting for this tax benefit, Carver's return on assets was an abysmal 0.27%. Additionally, for its September 30 quarter, Carver manufactured income by reducing its provision for loan losses by 23%. That accounting gimmick is particularly alarming given that Carver's reserves did not even cover its non-performing assets.

         Carver has a better chance of surviving as New York's only African- and Caribbean-American managed bank with Kevin Cohee and Teri Williams on the board helping to guide Carver to profitability and growth. Remember Freedom National
Bank.... There were two black bank failures in 1999 -- Omni in Detroit and
Peoples National Bank of Commerce in Miami. We rescued Peoples and can help to save Carver. New York cannot afford to lose another black bank through the ineptitude of the bank's leadership.

What Carver Calls Achievements, We Call Hype

         In its most recent letter to you, Carver's board trumpets four "accomplishments." If this is the best it can do, we all have a problem.

Purported "Accomplishments"                                       The Facts
Carver claims to have restructured its senior                     Carver has not told you how long those managers are
management.                                                       committed to Carver.

Carver raised $2.5 million in new capital.                        The securities were issued to Debbie Wright's friends to
                                                                  get their votes on terms very unfavorable to Carver's
                                                                  other shareholders.

Carver produced strong financial results.                         Without accounting gimmicks, the most recent quarter's
                                                                  return on assets was a dismal 0.27%.

Carver undertook a comprehensive analysis of Carver's             Shouldn't a board continually do this?  Does this board
business.                                                         have a business plan or the wherewithal to turn its
                                                                  analysis into profits?

Where's the Business Plan?

         While Debbie Wright claims to have a strategic plan to grow Carver's business, we have not seen one detail of the plan, have you? Carver has used a lot of words but little substance in its communications with shareholders since this election campaign began. We think the reason for that is clear - Carver's board does not understand basic commercial banking. We do - and have shown it by turning around two troubled black banks - BBoC and Peoples.

         Carver's board claims that our election efforts are interfering with its strategic growth plans. This is a good thing -- the last thing Carver needs is growth. While Debbie Wright is still studying Banking 101, Carver's board has shown no ability to even manage its existing business. To allow this board to spend millions of dollars on branches, during a time when banks are consolidating branches, is a prescription for disaster. The #1 goal for Carver should be to improve its existing operations and financial performance, increase shareholder value and provide the best personal customer service to its customers.

Compare BBoC's Results to Carver's

         Despite Carver's rhetoric, BBoC's results are impressive by any measure. Our assets have grown by over 30% since 1996 and we earned more money than Carver in 1999, although we are only one third of Carver's size. Our asset growth comes from two main sources -- new deposit customers and acquisition of inner city bank assets. Contrary to Debbie Wright's unfounded allegations, BBoC has no "hot money" and has not sold any assets to generate income. In fact, BBoC has not lost one large customer since Kevin Cohee and Teri Williams began managing the Bank.

         First we fixed BBoC, and now we're growing it. Fix, then grow - that's our plan. We are now employing that strategy with Peoples National Bank of Commerce which had been closed by the FDIC before we rescued it.

         BBoC's earnings are largely due to our profitable banking services and our efficiency. Carver spends about $3 million per quarter on operating (non-interest) expenses to run 8 branches whereas BBoC's spends less than $1 million to run four branches. In order to serve inner-city communities, you first have to be profitable. Carver's board does not seem to understand this fundamental principle.

Carver's Board is Using Scare Tactics to Mask its Poor Performance and Lack of Banking Experience

         As the world has become more global, Carver would like you to narrowly focus on Boston versus New York. African- and Caribbean-American communities cannot afford such divisiveness. While our inner-city communities are struggling across the country, Carver is trying to scare you about out-of-towners taking over "their" bank. The fact is that Carver is its shareholders' bank, not the property of Debbie Wright's board. The Boston versus New York rhetoric is an attempt by Carver's Board to avoid taking responsibility for its weak performance.

         Debbie Wright claims to be a New Yorker -- she came to New York the same year Teri Williams moved back to New York, in 1979. She's from Texas! Furthermore, Teri's family has lived in Bedford Stuyvesant for over 40 years. Teri attended Erasmus Hall High in Brooklyn, lived in Bed-Stuy, Crown Heights, Fort Greene and Manhattan for over 15 years. Kevin lived in Park Slope and Manhattan for over 10 years. We know and love this City.


         We have the utmost respect for David Dinkins and his service to the community, but the truth is, he has no relevant banking experience. Debbie Wright's principal experience is running quasi-governmental, not-for-profit agencies, which is a far cry from running a commercial bank that has to be profitable to survive and serve the community. At Carver, we, the shareholders are paying for her lack of experience and her on-the-job training.

We are Not Dissidents - We are One of Carver's Largest Shareholders

         With well over $1 million invested in Carver's common stock, BBoC is seeking just two of the eight seats on Carver's board. On the other hand, Debbie Wright received - free of charge - over 15,000 shares of Carver stock just by joining the bank, which represents a bonus of over $150,000. According to Carver's proxy material, Debbie Wright has purchased only 500 shares since joining Carver, while she receives over $200,000 in salary. Our financial commitment to Carver dwarfs the commitment of Debbie Wright. In addition, our investment dwarfs the investment of all of Carver's directors combined other than Fred Terrell. When Mr. Terrell's firm, Provender, invested money in Carver last month, he was given a board seat because he was friendly to Debbie Wright. Since we own more shares than Provender and have successfully turned around two failed community banks, don't you think Carver's board should have offered us Board representation?

         Remember, Debbie Wright is using YOUR MONEY to wage this proxy battle. Don't be fooled by her rhetoric - we only want to help our investment in Carver grow in value, and prevent the current board from repeating its history of ineptitude.


Our Intentions

         We strongly believe our experience in turning around troubled black banks will be invaluable to Carver. Carver is the largest African- and Caribbean-American managed bank in the country. Its poor performance is an embarrassment to black banks across the country.

         Despite Carver's accusations, Boston Bank of Commerce is not seeking to merge with Carver Bancorp. Carver's board blew that opportunity last year -- BBoC has now set its sights elsewhere. After acquiring Peoples in 1999 and having positive discussions with other black banks, BBoC has been exploring other markets and opportunities. We are only running for two board seats on an eight person board. As minority directors, we would not have the ability to effect a merger, even if that were our intention.


Our Commitment to Inner City Communities Is Proven

         BBoC has had a demonstrably positive impact on inner-city communities. Our customers include churches, health centers, day care centers, black restaurants, real-estate developers and low-to-moderate income families. Unlike Carver, BBoC has received an outstanding rating under the Community Re-investment Act each year we have managed it. Our commitment to the economic development of the communities we serve is supported by our customers:

     "We've been doing business with the Boston Bank of Commerce for many years. Whenever we need something, we can call BBoC's top management and get personal attention. BBoC is always there for us" - Myrna Wynn, CEO Edgar Benjamin Healthcare Center, Roxbury, MA

     "After 68 years at the same banking institution, in 1990, we changed to the Boston Bank of Commerce. We found BBoC to be very professional and responsive to our needs. This is why we transferred all our banking needs to the Boston Bank of Commerce" - Reverend Wesley Roberts, PhD. Pastor, Peoples Baptist Church of Boston.

         In 1995, BBoC introduced its UNITY Visa card, which was the first national credit card targeted to the black community which contributes a portion of its revenues to black charities. By 1999, BBoC's UNITY Visa Program had contributed over $100,000 to charities, including the Children's Defense Fund, the NAACP Legal Defense Fund and the UNCF/College Fund.

The Carver Board is Scheming to Buy the Election with YOUR Money

         On the record date for the Meeting, the Carver Board issued 8.3% of Carver's voting power to Debbie Wright's advisors and allies. The terms of the deal were so unfavorable to Carver that one can only conclude that the Board's purpose was to buy votes at the upcoming election. By contrast, in 1997, before BBoC's turnaround was evident, as a private company with no publicly traded securities, we were able to raise $6 million on terms much more favorable to BBoC than the preferred stock Carver issued to its friends. Just compare:


                            Carver Preferred                           BBoC Preferred
                            ----------------                           --------------
Dividends                   Cumulative                                 Non-Cumulative

Voting                      2.08 Votes per Share                       No votes for the election of directors.

Redemption                  At the Holder's option, after              Holders have no redemption right.
                            5 years at full price plus all accrued
                            dividends.  Essentially risk free to
                            the investors.

Conversion Price            Discount to Book Value as of Issue         Premium to Book Value as of Issue
                            Date                                       Date

In essence, Carver's friends can get back all of their money plus interest if the stock price goes down. Do any of us have that right? This is the price Carver paid to have Wall Street visit Harlem. We think the price was too high.

What is Carver Hiding from You?

         In our lawsuit against the Board, we have learned many interesting facts which show what Debbie Wright's true purpose was in issuing the preferred stock to her friends. Unfortunately, Carver is preventing us from sharing that information with you. In order to obtain this evidence on an expedited basis, at Carver's insistence, our lawyers had to agree to keep this information confidential. In insisting on keeping this information confidential, Carver's board is hiding key facts from you. You should rightly wonder what they have to hide and why they refuse to share this information with you.

Vote For A Positive Change

         Since BBoC became involved with Carver and challenged Carver's board, Carver's stock price has increased from $7 to $12 per share. Don't believe Carver's claim that the price has risen because of its deals with Debbie Wright's friends. If we lose this election, we fear the share price will plummet.

         Vote for Kevin Cohee and Teri Williams by completing the Blue proxy card today.

         Please sign and date the Blue proxy card and return it to us in the enclosed postage-paid envelope. Your vote is important. Do not return any proxy card sent to you by Carver.

         If you have questions or require assistance, please call our proxy solicitors, MacKenzie Partners, Inc., at 800- 322-2885 or 212-929-5500 (call collect).

Very truly yours,




Kevin Cohee                                                Teri Williams
Chairman and Chief Executive Officer                       Senior Vice President